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                                       EXHIBIT 12

                                THOMAS & BETTS CORPORATION
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                   Three
                                   Months                            Years Ended
                                   Ended     ----------------------------------------------------------------
                                   April 5,  December 28,  December 29, December 31, January 1,   January 2,
                                    1998        1997          1996         1995        1995          1994
                                  ---------  ------------  ------------ ------------ ----------   -----------
Earnings from continuing
operations before income taxes     $ 51,147    $224,436     $ 90,878      $128,930    $  40,194    $  83,542

Add:
   Interest on indebtedness          12,833      51,131       49,410        32,474       31,064       34,840
   Amortization of debt expense         152         610        1,335         1,496        1,373        1,231
   Portion of rents representative
      of the interest factor          2,900      11,612       11,399        10,766        9,766        9,266

Deduct:
   Interest capitalized and
      undistributed earnings from
      less than 50% owned persons    (8,527)    (13,909)      (8,642)       (2,848)      (1,863)          -
                                   --------    --------     --------      --------     --------     --------

Earnings as adjusted               $ 58,505    $273,880     $144,380      $170,818     $ 80,534     $128,879
                                   --------    --------     --------      --------     --------     --------
                                   --------    --------     --------      --------     --------     --------
Fixed Charges:
   Interest on indebtedness        $ 12,833    $ 51,131     $ 49,410      $ 32,474     $ 31,064     $ 34,840
   Amortization of debt expense         152         610        1,335         1,496        1,373        1,231
   Portion of rents representative
      of the interest factor          2,900      11,612       11,399        10,766        9,766        9,266
                                   --------    --------     --------      --------     --------      --------

Total fixed charges                $ 15,885   $  63,353     $ 62,144      $ 44,736     $ 42,203     $ 45,337
                                   --------    --------     --------      --------     --------      --------
                                   --------    --------     --------      --------     --------      --------

Ratio of earnings to fixed charges      3.7x        4.3x         2.3x          3.8x         1.9x         2.8x
                                   --------    --------     --------      --------     --------      --------
                                   --------    --------     --------      --------     --------      --------
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